                                                                     EXHIBIT 5.3


                               December 20, 2002


PepsiCo, Inc.
700 Anderson Hill Road
Purchase, NY  10577

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY  10017

Ladies and Gentlemen:

     We have acted as special North Carolina counsel for PepsiCo, Inc., a North Carolina corporation (the "Guarantor"), in connection with the offer (the "Registered Exchange Offer") by Bottling Group, LLC ("Bottling LLC") and the Guarantor to exchange Bottling LLC's 4 5/8% Series B Senior Notes due November 15, 2012 (the "New Notes") for any and all of Bottling LLC's outstanding 4 5/8% Senior Notes due November 15, 2012 (the "Old Notes," and together with the New Notes, the "Notes"). The New Notes will be unsecured senior obligations of Bottling LLC and will be issued pursuant to an Indenture dated as of November 15, 2002 (the "Indenture"), among the Guarantor, Bottling LLC and JPMorgan Chase Bank, as Trustee. Payment of principal of and interest and premium, if any, on the Notes will be unconditionally and irrevocably guaranteed on a senior unsecured basis (the "Guarantee") by the Guarantor, with the Guarantee becoming effective on the Guarantee Commencement Date (as defined in the Indenture), except that, under certain circumstances described in the Indenture, the Guarantee may not become effective or may become effective as to less than all of the principal of and interest and premium, if any, on the Notes. We refer herein to the Guarantee to be endorsed on the New Notes as the "Exchange Guarantee" and to the registration statement on Form S-4 to be filed with Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and relating to the Registered Exchange Offer as the "Registration Statement."

     We have reviewed the Registration Statement, Guarantor's Restated Articles of Incorporation and By-laws, each as amended to date, the Registration Rights Agreement dated November 7, 2002 among the Guarantor, Bottling LLC and the initial purchasers named therein, the Indenture, the Guarantee and the Exchange Guarantee, and have examined the originals, or copies certified or otherwise identified to our satisfaction, of certificates of public officials and of representatives of the Guarantor, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of

                                                               December 20, 2002
                                                                          Page 2

public officials and the officers of the Guarantor with respect to the accuracy of the factual matters contained in such certificates.

     In connection with such review, we have assumed with your permission (a) that each of the Registration Rights Agreement and the Indenture and all other documents that are the subject of this opinion or on which this opinion is based have been properly authorized, executed and delivered by each of the respective parties thereto other than the Guarantor and have been properly executed and delivered by all parties by or through competent individuals having the legal capacity to do so; (b) the genuineness of all signatures; (c) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (d) the proper issuance and accuracy of certificates of public officials and officers and agents of the Guarantor.

     This opinion is limited to the laws of the State of North Carolina, excluding local laws of the State of North Carolina (i.e., the statutes, ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities of quasi-governmental bodies constituted under the laws of, the State of North Carolina and judicial decisions to the extent they deal with any of the foregoing), that are, in our experience, normally applicable to transactions of the type contemplated in the Registered Exchange Offer, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that the Guarantor has authorized the execution, delivery and performance of the Exchange Guarantee by all necessary corporate action.

     Nothing contained in this letter shall be construed as an opinion as to the enforceability of the Exchange Guarantee.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.3 to the Registration Statement and to the use of our name in the Registration Statement under the caption "Legal Matters" in the prospectus included as a part thereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or other rules and regulations of the Commission thereunder.

                                    Very truly yours,


                                    /s/WOMBLE CARLYLE SANDRIDGE & RICE
                                    A Professional Limited Liability Corporation



KNS
KGC